UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31921 (Commission File Number)	36-3972986 (I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(Address of principal executive offices)

(913) 344-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment and Compensation of Chief Operations Officer

On July 18, 2019, Compass Minerals International, Inc. (the “Company”) announced the hiring and appointment of George J. Schuller, Jr. as Chief Operations Officer. Mr. Schuller is expected to join the Company in September 2019.

Prior to joining the Company, Mr. Schuller, age 56, worked for Peabody Energy Corporation, the world’s largest private sector coal company, for more than three decades, serving in both surface and underground mining operations in the United States and Australia, most recently serving as President - Australia, since April 2013. His extensive experience includes operations management for both surface and underground mining, continuous improvement and engineering services.

The Company entered into a letter agreement, effective July 15, 2019, with Mr. Schuller (the “Offer Letter”), establishing his compensation as Chief Operations Officer. In this position, Mr. Schuller will have executive responsibility for global operations across the Company’s Salt and Plant Nutrition businesses.

Pursuant to the terms of the Offer Letter, Mr. Schuller’s base salary will be $625,000 per year. Mr. Schuller’s targeted cash bonus under the Company’s Management Annual Incentive Program (“MAIP”) will be calculated at 75% of his base salary, with any bonus payments dependent on the Company’s pre-established performance goals and personal performance objectives. However, the Company agreed that Mr. Schuller’s cash bonus under the MAIP for 2019 will not be less than 124% of his annual base salary. Beginning in 2020, Mr. Schuller will also be eligible to receive equity awards as part of the Company’s Long-Term Incentive Program, which are typically granted in April each year, with a target equity award value of 190% of his annual base salary.

As provided in the Offer Letter, Mr. Schuller will also receive a “make-whole” employment inducement award consisting of (i) a one-time grant of restricted stock units with a value of $1,913,000, vesting ratably over a three-year period and (ii) a one-time cash bonus of $110,000, payable in January 2020.

Mr. Schuller will also be eligible to participate in the employee benefit plans and programs generally available to the Company’s executive officers. Under the term of the Offer Letter, he will be eligible to receive up to six months of temporary housing and three years of tax preparation reimbursement up to $15,000 per year. To support the international portion of his relocation, he is eligible to receive up to $90,000, conditioned on his current employer not providing full support for repatriation. The Offer Letter provides that Mr. Schuller’s employment with the Company is at-will.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is attached as Exhibit 10.1 and incorporated by reference herein. Mr. Schuller and the Company will also enter into the Company’s standard Change in Control Severance Agreement and Restrictive Covenant Agreement.

There is no arrangement or understanding between Mr. Schuller and any other person pursuant to which Mr. Schuller was appointed as Chief Operations Officer. Furthermore, there are no transactions between Mr. Schuller (or any member of his immediate family) and the Company (or any of its subsidiaries) that would be required to be reported under Item 404(a) of Regulation S-K.

The Company issued a press release announcing Mr. Schuller’s appointment on July 18, 2019. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Departure of Executive Officers

On July 18, 2019, the Company announced that Anthony J. Sepich and Diana C. Toman, both named executive officers of the Company, departed the Company effective July 17, 2019. Mr. Sepich had served as Senior Vice President, Salt. Ms. Toman had served as Senior Vice President, General Counsel and Corporate Secretary.

Mr. Sepich and Ms. Toman are entitled to severance payments under the Company’s Executive Severance Plan. As a condition to receiving these severance payments, Mr. Sepich and Ms. Toman must sign a release in the form attached as Exhibit 10.2 and Exhibit 10.3, respectively, and which are each incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Letter Agreement, effective July 15, 2019, between Compass Minerals International, Inc. and George J. Schuller, Jr.
10.2	Form of Release between Compass Minerals International, Inc. and Anthony J. Sepich.
10.3	Form of Release between Compass Minerals International, Inc. and Diana C. Toman.
99.1	Press Release issued by Compass Minerals International, Inc. on July 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: July 18, 2019	By:	/s/ James D. Standen
Name: James D. Standen
Title: Chief Financial Officer